EXHIBIT 99.1

Contacts:   M. Brian Davis, President and CEO      (812) 471-8141
            Donald R. Neel, Exec. VP and CFO       (812) 429-0550, ext. 3301

For Immediate Release:                                          May 23, 2000

                        FIDELITY FEDERAL BANCORP REPORTS
                        COMPLETION OF PEDCOR TRANSACTION

(Evansville, Indiana) Fidelity Federal Bancorp ("Fidelity")(NASDAQ: FFED) the holding company of United Fidelity Bank, fsb (the "Bank"), reported that on May 19th, following receipt of regulatory approval on May 4 and receipt of shareholder approval on May 19th, it sold 1,460,000 shares of common stock to Pedcor Holdings, LLC and Pedcor Bancorp pursuant to the terms of the previously announced stock purchase transaction. The shares issued and sold in the transaction equal approximately 32% of the outstanding shares of Fidelity and resulted in Pedcor Holdings, LLC and Pedcor Bancorp and their affiliates owning or controlling approximately 38% of the outstanding common stock of Fidelity. Bruce A. Cordingley, Gerald K. Pedigo, and Phillip J. Stoffregen were named directors of Fidelity as a part of the transaction. The regulatory approval from the Office of Thrift Supervision approved the purchase by Pedcor Holdings, LLC, and Pedcor Bancorp of up to 75% of Fidelity's common stock over the next year.

In exchange for the 1,460,000 shares, Fidelity received: (1) cash in the amount of $3,000,000; (2) a five year guarantee to the Bank in an aggregate amount up to $1,500,000 against any negative cash flow from operations of certain specified development properties in the Bank's portfolio; and (3) an agreement to provide management services and certain accounting services to the specified properties for ten years.

One of the principals of Pedcor Holdings, LLC, is Bruce A. Cordingley, a director of Fidelity until his resignation on December 27, 1999. Messrs. Cordingley and Pedigo are also principals of Pedcor Bancorp, a bank holding company which controls International City Bank, NA, located in Long Beach, California.

Fidelity President and CEO M. Brian Davis stated, "We are anxious to begin working with Pedcor to resolve our remaining problem loan issues and to become a premier community bank." Mr. Cordingley added, "We are looking forward to working with our friends in Evansville to build an outstanding community-based financial institution."

The transaction also provided for continuity of Fidelity and the Bank's executive management teams. Davis, President and CEO of Fidelity and the Interim President of the Bank and Donald R. Neel, the Bank's Executive Vice President and CFO whom will assume Davis' Bank duties beginning July 1, have both executed executive contracts calling for them to remain with Fidelity for a minimum of three years. Davis further added that "Fidelity's bank subsidiary will be in capable hands with Neel. Don has been with this company a number of years and certainly possesses the right attributes for the position." Neel noted, "Fidelity and its shareholders are grateful for Mr. Davis's determination and his focus as the Bank's interim president during the last 2 1/2 years. I personally and professionally appreciate Brian 's efforts and compliment him on his work in completing the transaction with Pedcor Holdings."

This news release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are third-party appraisals, and occupancy levels in the Section 42 projects. Other risks and uncertainties include the impact of the Supervisory Agreement, economic conditions generally and in the market areas of the Company and the Bank, and increased competition in the financial services industry. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

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The Company is a unitary savings and loan holding company based in Evansville,
Ind. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains four locations in Evansville. The Bank also participates in various real estate activities including owning and managing housing developments through its wholly-owned subsidiaries: Village Capital Corporation, Village Housing Corporation, and Village Management Corporation. The Company's stock, which is quoted on NASDAQ under the symbol FFED, most recently traded at $2.50

Information on FFED is available on the Internet at http://www.ufb-ffed.com








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